UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TICC Capital Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously Paid:

(2)	Form, schedule or registration statement No.:

(3)	Filing party:

(4)	Date filed:

TICC Capital Corp. (the "Company") has filed with the Securities and Exchange Commission, and disseminated to its stockholders, a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the Company's proposal to approve a new advisory agreement between the Company and TICC Management, LLC, to take effect upon a change of control of TICC Management, LLC, and certain related proposals, at a special meeting of stockholders of the Company scheduled to be held on December 22, 2015.

On December 14, 2015, the Company sent the following letter to a representative of Institutional Shareholder Services Inc.

Institutional Shareholder Services, Inc.

Attention: Chris Cernich

702 King Farm Boulevard

Suite 400

Rockville, MD 20850

Re: Special Meeting of TICC Stockholders

Dear Mr. Cernich:

You may recall our meeting on the phone on October 9, when Jonathan Cohen, CEO of TICC Capital Corp., and I, as Chair of the Board’s Special Committee, spoke with you to review the special meeting of TICC stockholders, which TICC has called to enable stockholders to vote on the proposed investment advisory agreement with an affiliate of Benefit Street Partners L.L.C. (“BSP”) and six director nominees proposed by TICC’s board. I am reaching out to you today, as a lot has changed since then, and an update to your initial recommendation may be helpful for the TICC stockholders. Our Special Shareholders Meeting is now scheduled for December 22, 2015.

I would appreciate an opportunity to speak with you once you have reviewed the following. Please note that everything in this email is based on information TICC has previously made available to stockholders.

Improved BSP investment advisory agreement and share buy-back program

•	Base management fee was cut an additional 25 bps to 1.25% for the 24 months of the new advisory agreement, and will be 1.50% thereafter.

•	TICC has commenced an up to $75 million share buyback program using a 10b5-1 repurchase plan; TICC repurchased $10 million by December 3, 2015 and continues to repurchase shares in the market.

Federal District Court rules against NexPoint

•	A federal district court has denied a request by NexPoint Advisors, L.P. for a preliminary injunction requiring TICC to recognize NexPoint’s purported director nominees at the special meeting as well as NexPoint’s subsequent motion for reconsideration and motion for a stay of the court’s ruling. The court has stated that although NexPoint “arrays itself in the armor of a champion of TICC stockholder’s rights,” it is actually engaged in an “attempted corporate takeover” because it “clearly covets” TICC’s business.

•	This morning the Second Circuit issued an order summarily denying NexPoint’s motion for a stay without further briefing, stating in part “Ironically (in light of appellant’s rhetoric about the rights of shareholders), accepting appellant’s arguments would pose the greater threat not only to the interests of appellees, but also to shareholder democracy.”

TSLX’s proposal is even less compelling

•	When we first spoke, TPG Specialty Lending, Inc. (”TSLX”) had proposed to acquire TICC in exchange for TSLX stock at a price of $7.50 per TICC share. On November 2, 2015, TSLX changed its proposal and now proposes to pay a price equal to 90% of TICC’s most recently reported NAV as of the signing of a definitive agreement.

•	TSLX’s revised proposal effectively reduces its price given the rising yields in the marketplace and the change in TICC’s NAV and stock price.

•	As you rightly pointed out, the TSLX proposal would impose a “significantly higher fee structure.” Your report noted that TICC stockholders might have been willing to bear the higher fees if “they had reasonable certainty of outsized returns which could justify such fees.” But since ISS issued its recommendation, TSLX’s share price has declined. TSLX’s 1-year TSR as of last night is approximately 0.52%, significantly lower than the TSR calculated for the 1-year performance period included in ISS’s report. This highlights the uncertainty in relying on TSR data for strategic decision making regarding the sale of TICC to TSLX.

•	Furthermore, it is worth noting that TSLX’s reported NAVs have benefited from $2.5 million in fee waivers in 2014, $7.1 million in 2013, $3.7 million in 2012, and $7,000 in 2011.

Conclusion

I would also like to add some additional background regarding the Special Committee’s process. I was in the financial services industry for more than 35 years, before retiring from it in 2008. During my career I worked as a buy-side securities analyst and portfolio manager, became a CFA, served as a sell-side Director of Research, and as a technology investment banker. Additionally I founded two different RIA’s, and have served on a number of private and public company Boards, chairing the Audit Committee of two public companies. As Chairman of the TICC Special Committee, I made certain that we thoroughly evaluated all the options and proposals presented to us, and we unanimously concluded that the BSP proposal was in the best interest of TICC’s stockholders.

It should be noted that BSP’s reduction in its fees, done at the Special Committee’s behest, has made the BSP proposal economically comparable to NexPoint’s. After comparing the differences in NexPoint’s and BSP’s abilities to manage our portfolio, we feel confident that BSP is a better choice. NexPoint is not in the middle-market loan origination business. TICC, in the view of its Board of Directors, is best served by once again emphasizing its roots in the loan origination business. BSP is a world class investor in the desired asset class of self-originated middle market loans, and has already spent months studying TICC’s portfolio. Moreover, BSP’s investment advisory agreement delivers some of the lowest fees in the BDC industry and enables TICC to more rapidly transition its portfolio.

The analysis in this email highlights our concerns with TSLX’s highly conditional revised proposal, which is subject to due diligence and both TICC and TSLX stockholder approvals. After accounting for TSLX’s recent TSR performance, their proposal is even less compelling. Assuming TSLX’s post-merger TSR is consistent with its recent performance, TICC stockholders will be left with an advisor charging much higher fees and a significant reduction in their distribution (as recognized by ISS in your earlier report). Considering this potential downside, we believe TSLX’s “offer” does not warrant shareholder support.

I would greatly appreciate if you could reconsider your recommendation based on what I have laid out in this email.

I look forward to your reply and hope we get to speak soon.

Best Regards,

Steve

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Additional Information and Where to Find It

In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain risks, assumptions, uncertainties and other factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These include: the risk that TICC’s stockholders do not approve the new investment advisory agreement or TICC’s proposed director nominees; the risk that the transaction agreement with BSP is terminated; the risk that the other conditions to the closing of the transaction with BSP are not satisfied; potential adverse reactions or changes to business or employee relationships; competitive responses to the new investment advisory agreement with the affiliate of BSP; the inability to obtain, or delays in obtaining, the benefits contemplated by the new investment advisory agreement; uncertainty of the expected financial performance of the TICC under the new investment advisory agreement; unexpected costs, charges or expenses resulting from the special meeting of TICC stockholders; additional litigation relating to the special meeting and/or the new investment advisory agreement; the outcome of pending and threatened litigation; any changes in general economic and/or industry specific conditions; and other risks, assumptions, uncertainties and factors identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by applicable law.

TICC Contacts

Media:
Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080

Stockholders:

Bruce Goldfarb/Tony Vecchio

Okapi Partners LLC

877-566-1922